Exhibit 10.55

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of March 6, 2003 (the “Effective Date”) between TRX, Inc., a Georgia corporation, located at 6 West Druid Hills Drive, Atlanta, Georgia 30329 (herein “TRX”) and Sabre Inc., a Delaware corporation, located at 3150 Sabre Drive, Southlake, Texas 76092 (herein “Sabre”), and in consideration of the mutual covenants and other considerations contained herein, the parties agree as follows:

1. DEFINITIONS.

a) “Acceptance” shall have the meaning described in Section 3(b).

b) “Affiliates” shall mean entities owned or controlled by TRX, or entities in which TRX holds a significant minority interest of no less than thirty percent (30%).

c) “Confidential Information” shall mean (i) the terms and conditions of this Agreement, (ii) Sabre’s Highly Confidential Information, (iii) information relating to a party’s business, customers, financial condition, or operations, (iv) TRX Highly Confidential Information; (v) trade secrets (as defined by applicable law), and (vi) any other information, whether in a tangible medium or oral and marked or clearly identified by a party as confidential or proprietary at the time of disclosure; except such information that (a) is known to the recipient prior to its first receipt of such information from the disclosing party, provided that such information is not subject to another confidentiality agreement of which TRX and Sabre are a party, (b) is generally known to the public prior to its receipt by the recipient, (c) after receipt from the disclosing party, becomes available to the public other than as a result of an unauthorized disclosure by any of the recipient’s directors, officers, employees, agents or advisors; or (d) is independently developed by the recipient without access to or use of the Confidential Information of the disclosing party.

d) “Sabre Revisions” shall mean any modifications, additions or improvements to the System or the System’s Source Code which are created or invented by Sabre or any other person or entity, except for TRX or TRX’s contractors.

e) “Error” shall mean a reproducible failure of the Interface Parser component of the System (as delivered by Sabre to TRX) to perform substantially in accordance with the description of the System set forth in Exhibit A.

f) “Infringement” shall have the meaning ascribed in Section 9(a).

g) “Intellectual Property Rights” shall mean all copyrights, trademarks, service marks, trade secrets, patents, patent applications, moral rights, contract rights, and other proprietary rights.

h) “Update Fee” shall have the meaning ascribed in Section 6(c).

i) “Maintenance Services” shall mean the services described in Section 4.

j) “Minor Enhancement” shall mean a revision to the System that provides moderate new functionality features and improvements without changing the direction/scope of the System. A Minor Enhancement is designated by a change in the number to the right of the decimal point (e.g., a move from Version 3.1 to Version 3.2).

k) “Professional Services” shall mean consulting, technical and support services provided by Sabre in connection with the System, including engineering studies, calibration, connectivity, customization, training and implementation support of the System. Professional Services shall include efforts to develop documentation reflecting customizations performed under this Agreement.

I) “Project Schedule” shall mean the estimated time required for delivery and installation of the System as set forth in Exhibit A.

m) “TRX Revisions” shall mean any modifications, additions or improvements to the System or the System’s Source Code which are created or invented by TRX or TRX’s contractors as permitted under this Agreement.

n) “Sabre Competitor” shall mean a company engaged in the global travel distribution systems or travel distribution directly to businesses and consumers, such as     *

o) “Services” shall collectively mean the Maintenance Services and Professional Services provided by Sabre to TRX under this Agreement.

p) “System” shall mean the InfoCommand software, more fully described in the attached Exhibit A. The System consists of three components, namely (i) the Interface Parser, (ii) the Database Schema, and (iii) the Travel Application.

q) “Source Code” means the human readable source code version of a software program and the associated technical documentation for such software program.

r) “Sabre Highly Confidential Information” shall mean Sabre’s software, technology, ideas, formulae, know how, documentation, procedures, algorithms, and trade

* CONFIDENTIAL TREATMENT REQUESTED

secrets embodied in the System, technical documentation, solution methodology (e.g. forecasting and optimization techniques), user manuals and other deliverables (including the developments and adaptations to the System).

s) “TRX Highly Confidential Information” shall mean Revisions, TRX’s software, technology, ideas, formulae, know how, documentation, procedures, algorithms, technical documentation, solution methodology, and any other information that is of value to TRX that is not generally known to the public.

t) “Updates” shall have the meaning ascribed in Section 4(a).

u) “Version” shall mean a major enhancement of the System that contains significant new or improved functionality. Versions are designated by a change in the number to the left of the decimal point (e.g., a move from Version 3.5 to 4.0). The equipment to use a new Version may cascade into the need to revise interfaces, infrastructure, and hardware/server platforms. Additional implementation and upgrade license fees may be required to upgrade to a new Version.

2. RIGHTS IN SYSTEM.

a) License. Effective upon delivery of the System, subject to completion of payment of all license fees, and provided that TRX is and remains in compliance with the terms of this Agreement, Sabre grants to TRX and its Affiliates a perpetual, non-exclusive, non-transferable (except as permitted below) license to (i) use and reproduce the System Source Code for the Database Schema and Travel Application components of the System, (ii) create TRX Revisions to the System Source Code; (iii) to use the System and System Source Code in conjunction with the TRX Revisions; (iv) to use the executable code version of the Interface Parser component of the System, and (v) to use any accompanying documentation, for the System for the Permitted Use described in Section 2(b) below. Sabre shall deliver the System and all accompanying documentation electronically as mutually agreed upon by the parties. TRX shall handle the System Source Code provided hereunder and otherwise comply with the requirements set forth in Exhibit B, a copy of which is attached hereto and incorporated herein by reference. Notwithstanding the foregoing, TRX may, in its sole discretion, use its own interface parser in lieu of using of the System’s Interface Parser in furtherance of its business objectives under this Agreement. Nothing herein shall be deemed to restrict TRX’s use of its own interface parser.

b) Permitted Use. TRX shall only sublicense the System and/or the TRX Revisions to its customers in conjunction or combination with other back-office or mid-office software solutions services, modules, or functionalities (the “Product Offerings”), made available by TRX for use by the customer from a TRX location in a service bureau or ASP format. In the event of a sublicense of the System as permitted herein, TRX warrants that the scope of such sublicense shall contain terms no less restrictive than those set forth in Exhibit C, attached hereto and incorporated herein by reference. Further to the foregoing, TRX may not (i) market, resell or sublicense the System, and/or TRX Revisions for delivery in any manner other than in a service bureau or ASP format, or (ii) utilize the System and/or any TRX Revision in connection with the provision of financial accounting services for third parties. Nothing herein shall be construed to preclude TRX from providing data feeds for use by TRX customers in its internal financial accounting. Additionally, TRX shall be permitted to install and use the System and/or TRX Revisions on TRX or third party equipment located at a third party location (i.e. a managed hosting facility), subject to the use restrictions provided above.

c) Use Restrictions. TRX will not reverse engineer, decompile, disassemble, or otherwise attempt to derive the Source Code for the Interface Parser component of the System, or otherwise use or copy the System except as expressly allowed in this Agreement. TRX may make a reasonable number of copies of the System and accompanying documentation solely for the permitted use identified in Section 2(b) above. TRX shall reproduce and include on each copy and on each partial copy of the System any copyright notice and proprietary rights legend contained therein, as such notice and legend appear in the original.

d) No Assignment or Transfer of Source Code. Except in the event of TRX’s merger with, acquisition of, or acquisition by a third party (and upon notice to Sabre), in which event no consent shall be required, TRX shall not transfer, assign or otherwise provide the System’s Source Code or any component thereof, to any other person or entity, whether by operation of law or otherwise, without the prior written consent of Sabre which Sabre reserves the right to withhold in its sole and absolute discretion. Any such attempted assignment shall be void and of no effect. Notwithstanding the above, in no event may TRX transfer, assign or otherwise provide the System’s Source Code or any component thereof, to a Sabre Competitor.

e) Intellectual Rights. Sabre shall retain exclusive ownership of all worldwide Intellectual Property Rights in the System, including the Source Code and any Updates, Sabre Revisions, Versions and other Intellectual Property delivered hereunder by Sabre. TRX shall retain ownership of any TRX Revisions. The parties will meet on an annual basis (or more frequently if mutually agreed by the parties) where TRX will inform Sabre of all TRX Revisions it has made to the Source Code of the

Database Schema and Travel Application components of the System. If Sabre has an interest in purchasing or __sing any TRX Revision, the parties will negotiate in good faith. Any purchase or other agreement with respect to a TRX Revision must be in a writing signed by both parties.

f) Export. TRX will comply with all applicable export and import control laws and regulations in its use of the System, TRX Revisions, and Sabre Revisions (if any), and, in particular, TRX will not export or re-export the System without all required United States and foreign government licenses. TRX will defend, indemnify and hold harmless Sabre from and against any violation of such laws or regulations by TRX or any of its agents, officers, directors or employees.

g) Private Label. The license granted in this Section 2 shall include the right for TRX to sublicense the System to its customer under TRX’s own trademarks, trade names, and logos (“Private Labeled Product”), so long as TRX acknowledges that the Private Labeled Product is based on the System by including a written attribution to Sabre, such as “Powered by Sabre” or other label provided by Sabre.

3. INSTALLATION AND ACCEPTANCE.

a) Sabre will deliver and install the System to TRX at its Atlanta, Georgia data center. TRX will provide, at its own expense, all hardware, third party database, communications and systems software required for implementation, operation and maintenance of the System. TRX will perform all preparatory work required by Sabre for installation of the System and will provide personnel and resources, including access to the database servers, reasonably necessary for the installation of the System.

b) Acceptance testing will be conducted by TRX toward the end of the installation and implementation process as specified in the Project Schedule. The purpose of the Acceptance testing process will be to determine if the System, as delivered by Sabre, substantially conforms to the description of System in Exhibit A and other relevant documentation as mutually agreed in writing by the parties. The detailed Acceptance testing procedure (i.e., test scripts, identification of testers and test sites, etc.) will be established jointly and agreed upon in writing by both parties prior to the commencement of the Acceptance testing. Sabre will provide reasonable assistance to TRX during such Acceptance testing. TRX shall notify Sabre in writing immediately of any material non-conformities, as reasonably determined by TRX, between the System and the description of the System in Exhibit A as well as for any Errors found by TRX determined through the Acceptance testing. Upon such receipt of such notice, Sabre will make corrections in any such material non-conformities of the System to the description of the System and re-submit such non-conforming portion for retesting within a reasonable period. If Sabre fails to correct any such non-conformity within ninety (90) days following receipt of notice from TRX, TRX may, terminate this Agreement and receive a reimbursement of all license fees actually paid to Sabre hereunder within a reasonable period (not to exceed thirty (30) days) following such termination. Acceptance shall take place when (i) the System substantially conforms to the description of the System, (ii) when the System is placed in productive use by TRX, or (iii) within thirty (30) days following Sabre’s completion of the installation of the System unless TRX has previously notified Sabre of any material non-conformities of the System to the description of the System (“Acceptance”).

4. UPDATES AND MAINTENANCE SERVICES.

a) Updates. During the Term and provided that TRX has paid the Update Fee, Sabre will provide TRX with all Updates for the Interface Parser component of the System developed by Sabre. Sabre typically provides at least one (1) Update per calendar year for its various software applications. “Updates” shall mean System changes produced to correct Errors or add Minor Enhancements and includes industry mandates. TRX will also have the right to review and license any new Versions developed by Sabre for the System. Unless otherwise agreed, all new Versions and Updates obtained by TRX herein shall be governed by the terms of this Agreement and shall be included within the term “System” for all purposes. If TRX uses its own Interface Parser component and elects to terminate the purchase of Updates under this Section, Sabre shall thereafter have no further obligations with respect to making on-going Updates made to the Interface Parser component of the System available to TRX.

b) Sabre Modifications. Sabre may, at its discretion, upon notice to TRX and with no additional charge, make modifications to the Interface Parser component of the System and TRX will promptly implement such modifications. Such modifications will not jeopardize or adversely impact the functionality of the Interface Parser.

c) Error Correction and Additional Maintenance Services. Additional Maintenance Services, such as assistance with Error correction for the System, (including Error correction for the Interface Parser), help desk support, troubleshooting, etc., will be made available by Sabre to TRX, subject to the availability of Sabre personnel. Any such additional services shall be considered as Professional Services, shall conform to the Service Level Agreement specified in Exhibit D, and shall be paid for on a time and material basis at the rates set forth in Exhibit A. TRX expressly grants Sabre the right to undertake projects requested by TRX in writing, including error corrections (“Preapproved Projects”) to the System without additional consent if, Sabre believes, in its best judgment, that such Preapproved Projects can be completed in no more than ten (10) billable hours. Sabre agrees to provide written acknowledgement (including notice by e-mail) of any undertaking of such Preapproved Project. In the event such Preapproved Project cannot, in Sabre’s reasonable judgment, be completed in ten (10) billable hours, Sabre shall so notify TRX and the parties shall, at TRX’s discretion, agree to the pricing and other terms and conditions under which such Project shall be completed.

5. TERM AND TERMINATION.

a) Term. This Agreement shall commence as of the Effective Date and shall continue in effect for a period of one (1) year following TRX’s Acceptance of the System (the “Term”). Thereafter, the Term shall automatically renew for one (1) successive year periods until one party notifies the other of its desire not to renew the Agreement prior to the expiration of the then current Term.

b) Termination for Material Breach. In the event that either party materially breaches any term or condition of this Agreement, and such breach continues for a period of thirty (30) days after notice from the other party, (except for a breach regarding failure to pay amounts due, in which case the period to cure shall be ten (10) days) the other party may terminate this Agreement immediately. If the breach cannot reasonably be cured within thirty (30) days, the defaulting party will be given up to ninety (90) days to cure such breach provided that it commences to cure the breach within thirty (30) days following it receipt of notice from the non-defaulting party, provides the non-defaulting party with a plan to complete such cure and diligently proceeds with the cure of such breach.

c) Effects of Termination. In the event of termination of this Agreement by Sabre for a material breach by TRX, any amounts owed to Sabre under this Agreement before such termination will be immediately due and payable, all licenses granted in this Agreement will immediately cease to exist and TRX shall promptly discontinue all use of the System including Sabre Revisions, if any, erase all copies of the System from TRX’s computers, and return to Sabre all copies of the System and any Sabre Confidential Information in TRX’s possession or control, and certify to Sabre in writing that it has fully complied with these requirements.

6. FEES AND CHARGES.

a) License Fee. TRX shall pay to Sabre a one-time license fee in the sum of     *     for the license to the System and the provision of the Source Code as provided herein. License fees shall be paid as set forth in the Payment Schedule contained with Exhibit A.

b) Professional Service Fees. TRX shall pay Sabre for Professional Services at the rates specified in the attached Exhibit A.

c) Update Fees. During the Term, TRX shall pay     *    (the “Update Fee”). The annual Update Fee shall be paid in advance, with the first such payment being due and payable upon TRX’s Acceptance of the System. After     *     Sabre shall have the right to increase the amount of the Update Fees upon written notice to TRX. Such increase shall not     *     d) Out-of-Pocket Expenses. TRX shall pay, or reimburse Sabre for, all documented out-of-pocket expenses, including transportation, food, lodging and incidental expenses, incurred by Sabre in connection with the performance of this Agreement.

e) Payment Procedures. Charges for fees identified hereunder shall be due and payable     *     after receipt of invoice from Sabre. Interest on any late payments shall accrue at the rate of fifteen percent (15%) per annum or the highest rate permitted by applicable law, whichever is less, from the date such amount is due until finally paid.

f) Payments Without Set-Off. All payments by TRX hereunder shall be paid to Sabre without set-off or reduction for any amounts owed, or claims, from Sabre by TRX and TRX hereby waives and disclaims any rights of offset or set-off.

7. TAXES. TRX shall bear and be responsible for payment of, and if Sabre remits such Taxes on TRX’s behalf, shall reimburse Sabre on an after-tax basis for, any taxes, duties or other assessments, and any interest or penalties thereon (collectively, “Taxes”), that are incurred or imposed upon or with respect to this Agreement, or that are incurred or imposed upon or with respect to the payments to be made to Sabre or the income, revenue or receipts of Sabre under this Agreement, other than Taxes imposed on or calculated by reference to Sabre’s net income after allowance of deductions.

8. WARRANTY.

THE SYSTEM IS PROVIDED “AS IS” WITHOUT ANY WARRANTY WHATSOEVER. TRX RECOGNIZES THAT THE “AS IS” CLAUSE OF THIS AGREEMENT IS AN IMPORTANT PART OF THE BASIS OF THIS AGREEMENT, WITHOUT WHICH SABRE WOULD NOT HAVE AGREED TO ENTER THIS AGREEMENT. SABRE DISCLAIMS ALL OTHER WARRANTIES. EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SYSTEM AND SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NONINFRINGEMENT. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT REGARDING THE SYSTEM SHALL BE DEEMED A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF

* CONFIDENTIAL TREATMENT REQUESTED

SABRE WHATSOEVER. TRX ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT.

9. INDEMNIFICATION.

a) Sabre will defend, indemnify, and hold harmless, at its expense, any action brought against TRX, to the extent that such action is based on a claim of direct infringement of any duly issued United States patent or copyright resulting from the supply to TRX by Sabre, or the use by TRX, of the System as delivered hereunder by Sabre (“Infringement”). Sabre shall pay all damages and costs finally awarded against TRX which are attributable to such Infringement, provided that Sabre is promptly informed in writing and furnished a copy of each communication, notice or other action relating to the alleged Infringement and is given authority, information and assistance necessary to defend or settle such claim.

b) Should any portion of the System as delivered by Sabre hereunder become, or in Sabre’s opinion be likely to become the subject of a claim of Infringement, then Sabre may, at its option and expense: (i) procure for TRX the right to use the System free of any liability for Infringement; (ii) replace or modify the applicable portion of the System with a non-Infringing substitute; or (iii) if neither of the foregoing is commercially reasonable, accept return of the System and reimburse TRX for the license fees actually paid for the System pro rated on a straight line basis over a five year period and thereafter be released from all liabilities with respect thereto.

c) If any action is brought against Sabre based on a claim that (i) software code or documentation written by TRX or any data or information added to the System by TRX or by any other person or entity at TRX’s request; (ii) use of the System in combination with, or in addition to, equipment or computer programs not licensed or developed by Sabre; (iii) any modification or alteration of the System by TRX or its third party agents or contractors; or (iv) any breach of this Agreement by TRX constitutes an Infringement, then the indemnity obligation stated in this Section “Indemnification” with respect to Sabre shall reciprocally apply to TRX. If the parties cannot clearly determine whether the infringement action is based on the actions of Sabre or of TRX, Sabre may exercise sole control over defense and settlement of the action without affecting TRX’s indemnity obligation, and TRX shall cooperate with Sabre and provide its own counsel, should it elect to do so, in such defense.

d) The foregoing shall constitute Sabre’s sole and exclusive obligation, and TRX’s sole and exclusive remedy, for any Infringement by the System of any Intellectual Property Rights.

e) EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS SECTION AND SUBJECT TO TRX’S LIMITATION OF LIABILITY IN SECTION 11, TRX SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SABRE FROM ANY AND ALL CLAIMS OR CAUSES OF ACTION ARISING OUT OF TRX’S USE OF OR SUBLICENSING OF THE SYSTEM, AND PAY ANY AND ALL DAMAGES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS FEES) INCURRED BY SABRE IN CONNECTION THEREWITH, REGARDLESS OF THE CIRCUMSTANCES OF THE CLAIM OR DAMAGE.

10. NON-DISCLOSURE.

a) Confidential Information. Except as expressly permitted by this Agreement, all Confidential Information shall be held and protected by the recipient in strict confidence, shall be used by the recipient only as required to render performance or to exercise rights and remedies under this Agreement, and shall not be disclosed to any other third parties without the prior written consent of the owner thereof. Each party will at all times maintain the other party’s Sabre or TRX Highly Confidential Information (as the case may be) as confidential, and will protect such other party the Highly Confidential Information from unauthorized use, access or disclosure with the same measures that such party takes to protect its most valuable proprietary information, but in no event less than reasonable care. This obligation of confidentiality shall continue for two (2) years after termination of this Agreement, for Confidential Information that is not TRX or Sabre Highly Confidential Information or for trade secrets (including Source Code), as long as allowed under applicable law.

b) Required Disclosures. Each party may disclose the Confidential Information of the other party in response to a request for disclosure by a court or another governmental authority, including a subpoena, court order, or audit-related request by a taxing authority, if that party; (i) promptly notifies the other party of the terms and the circumstances of that request, (ii) consults with the other party, and cooperates with the other party’s reasonable requests to resist or narrow that request, (iii) furnishes only information that, according to written advice of its legal counsel, that party is legally compelled to disclose, and (iv) uses reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.

11. LIMITATION OF LIABILITY. EXCEPT FOR CLAIMS ARISING OUT OF CUSTOMER’S BREACH OF SECTIONS 2(B), (C) AND (D), OR EITHER PARTY’S BREACH OF SECTION 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REVENUE OR SAVINGS, LOSS OF GOODWILL, OR THE LOSS OF USE OF ANY DATA, EVEN IF SUCH PARTY HAD BEEN ADVISED OF,

KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF, EXCEPT FOR CLAIMS ARISING OUT OF (I) CUSTOMER’S BREACH OF SECTIONS 2(b), (c) or (d). (II) A THIRD PARTY CLAIM ARISING FROM TRX’S SUBLICENSING OF THE SYSTEM, OR (III) EITHER PARTY’S BREACH OF SECTION 10, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY’S AGGREGATE CUMULATIVE LIABILITY HEREUNDER, WHETHER IN CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF LICENSE FEES ACTUALLY PAID TO SABRE UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGES THAT THE FEES PAID HEREUNDER REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY.

12. CHOICE OF LAW. This Agreement and any dispute arising hereunder shall be construed in accordance with the laws of the state of Texas without regard to principles of conflict of laws.

13. SURVIVAL. All terms of this Agreement, which by their nature are intended to survive termination of this Agreement, including without limitation, sections entitled “Fees and Charges”, “Non-Disclosure”, “Taxes”, “Warranty”, “Indemnification”, “Limitation of Liability”, Term and Termination”, “Choice of Law”, “Entire Agreement”, “Survival”, and “Construction”, shall so survive termination.

14. FORCE MAJEURE. Either party shall be excused from performing hereunder to the extent that it is prevented from performing as a result of any act or event which occurs and is beyond its reasonable control, including, without limitation, acts of God, war, or any action of a governmental entity; provided that the party experiencing the force majeure provides the other with prompt written notice thereof and uses all reasonable efforts to remove or avoid such causes.

15. SAVINGS CLAUSE. If any provision of this Agreement is prohibited by law or held to be unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such unenforceable provision had never constituted a part hereof, and the unenforceable provision shall be automatically amended to so as to best accomplish the objectives of such unenforceable provision within the limits of applicable law.

16. RELATIONSHIP. Sabre shall be and act as an independent contractor hereunder and no employee of either party shall be deemed to be an employee of the other for any purpose whatsoever. Each party shall comply, at its own expense, with the provisions of all applicable state and municipal requirements and with all state and federal laws applicable to it as an employer and otherwise.

17. NOTICES. All notices, requests and other communications under this Agreement must be in English and in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for the parties shall be:

If to Sabre:

3150 Sabre Drive, MD 7282

Southlake, TX 76092

Attn: Vice President of Product Marketing

With a copy to:

3150 Sabre Drive, MD 9105

Southlake, TX 76092

Attn: General Counsel

If to TRX:

6 West Druid Hills Drive

Atlanta, GA 30329

Attn: President

18. CONSTRUCTION. The headings herein are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision hereof. Unless otherwise expressly stated, the word “including” shall mean “including but not limited to.”

19. MISCELLANEOUS. All obligations hereunder are subject to the receipt of all necessary government approvals. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument. Any waiver of a provision of this Agreement must be in writing and signed by the party to be charged. A valid waiver hereunder shall not be interpreted to be a waiver of that obligation in the future or any other obligation under this Agreement.

20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties related to the subject matter thereof, supersedes any prior or contemporaneous agreement between the parties relating to the performance of work under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, TRX and Sabre have executed this Agreement as of the Effective Date:

TRX, INC.		SABRE INC.

By:	/s/ Timothy J. Severt	By:	/s/ Gregory T. Webb
Name:	Timothy J. Severt	Name:	Gregory T. Webb
Title:	EVP, Administration	Title:	SVP Product Marketing

EXHIBIT A

Definitions

•	IUR (Interface User Record) – A user generated message that is created upon each GDS transaction (ticketing or booking). These messages are consolidated into a single Unix directory on a database server maintained by the customer.

•	InfoCommand Product – Comprises Interface Parser, Database Schema, and Travel Applications with Source Code

•	Delivery – Installation of the Interface Parser, Database Schema, and Travel Applications

System Description

InfoCommand Product Components

•	Interface Parser – Application that takes lURs messages from a directory, parses the data into an XML format, and places it into the InfoCommand database.

Interface Parser:

    *

    *

    *

•	Database Schema – *

Database Schema Contains:

    *

    *

    *

    *

    *

    *

    *

    *

•	Travel Applications – *

1)	Quality control applications

a)	*

b)	*

c)	*

d)	*

2)	Data entry

a)	New Sale

    *

    *

    *

    *

b)	Transaction Search

    *

    *

    *

* CONFIDENTIAL TREATMENT REQUESTED

    *

    *

    *

    *

c)	Reference Files

    *

    *

    *

    *

    *

    *

    *

    *

    *

    *

    *

    *

    *

3)	ARC Reconciliation

    *

    *

    *

    *

    *

    *

    *

4)	Security

    *

    *

    *

5)	UDID

    *

*

*

*

Sabre will also deliver to TRX connectivity updates permitting receipt of data from the Amadeus and Galileo Global Distribution Systems and Credit Card Reconciliation functionality when such updates and functionality are made commercially available by Sabre. Sabre plans to have the Amadeus and Galileo functionality available by     *     In the event the new functionality will not be available by such time, however, Sabre will notify TRX of the delays with no less than sixty (60) days prior written notice. Such updates and new functionality will be provided at no additional charge and on an “AS IS” basis, with no warranties either express or implied. TRX shall have the option to perform acceptances tests on the Amadeus and Galileo Global Distribution Systems and Credit Card Reconciliation functionality before incorporating such additional functionality into the System. Upon TRX’s acceptance of such new functionality, it shall be deemed a part of the System for all purposes herein.

Payment Schedule

	Fees	Due Date
License Fee
• First Payment	*	*
• Second Payment	*	*
• Final Payment	*	*

* CONFIDENTIAL TREATMENT REQUESTED

Maintenance and Professional Services

	Fees	Due Date
Annual Maintenance covers updates and industry mandates to the Interface Parser Applications only.	*	Upon Acceptance of InfoCommand
• This does not include any new updates to the database schema or the Java Travel Applications described in the “System Description” section.

TROUBLESHOOTING SUPPORT DESK AVAILABLE M-F 9AM – 5PM CST	*	Billed Quarterly if fees incurred

•      Any TRX calls made to the Sabre support desk. If the support desk determines the nature of the TRX issue to be unrelated to the Interface parser, the issue at hand will be the responsibility of TRX to resolve.

TRX is responsible for performing the following functions:
• All network, database administration and operational support activities, such as, but not limited to:
– Restarting of parsers
– Back up and restore of interface executables and databases
– Monitoring of interface and database processes
– Addition of disk storage and resizing of databases
– Ensuring adequate disk space for parser directories and databases
– Troubleshooting local and wide area network issues

Consulting

• Installation, training, and database conversion and fees incurred before, during, and after initial installation.	*	Billed Quarterly for services rendered

The hourly rates may be increased by Sabre after the initial twelve (12) months of the Term upon written notice to TRX.

Project Schedule

All the dates and durations provided in the following Project Schedule are estimates. Actual delivery dates and durations are not guaranteed.

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

SECURE PROCEDURES FOR HANDLING SOURCE CODE

I. AUTHORIZED EMPLOYEES AND CONTRACTORS. TRX agrees that it will not disclose all or any portion of the Source Code of the System or any Sabre Revisions thereof (collectively, the “Software Source Code”) to third parties, with the exception of authorized employees (“Authorized Employees”) and authorized contractors (“Authorized Contractors”), who (a) require access thereto for a purpose authorized by this Agreement, and (b) have signed an employee or contractor agreement in which such employee or contractor agrees to protect third party confidential information. TRX agrees that any breach by any Authorized Employees and Authorized Contractors of their obligations under such confidentiality agreements shall also constitute a breach by TRX hereunder. In no event may TRX disclose the Software Source Code to a Sabre Competitor.

II. SOFTWARE SOURCE CODE.

a) Sabre shall mark the Software Source Code as confidential before delivery to TRX, and TRX shall take reasonable step to properly mark or otherwise appropriately identify that all copies made thereof as Sabre Highly Confidential Information before being made available to Authorized Employees and Authorized Contractors hereunder.

b) TRX shall take the same degree of care to prevent the unauthorized use, dissemination, or publication of the Software Source Code as it uses to protect its own confidential information of a like nature, but in no event shall the safeguards for protecting such Software Source Code be less than a reasonably prudent business would exercise under similar circumstances. The TRX shall take prompt and appropriate action to prevent unauthorized use or disclosure of the Software Source Code.

c) TRX shall instruct Authorized Employees and Authorized Contractors not to copy the Software Source Code on their own, and not to disclose the Software Source Code to anyone not authorized to receive it.

d) The Software Source Code shall be handled, used, and stored solely at the TRX development site.

III. TRADE SECRETS. The Software Source Code, including the techniques, algorithms, and processes contained therein which have been developed, acquired, or licensed by Sabre, or any modification or extraction thereof, constitute trade secrets of Sabre and/or its suppliers, and will be used by TRX only in accordance with the terms of the Agreement. TRX will take all measures reasonably required to protect the proprietary rights of Sabre and its suppliers in the System and will promptly notify Sabre of any lost or missing items and take all reasonable steps to recover such items. TRX agrees that it will not attempt to reverse engineer any portion of the System which is provided to the TRX solely in executable code form.

IV. CERTIFICATION. At Sabre’s request TRX will provide Sabre with written certification by an officer of TRX of TRX’s compliance with its obligations under the paragraphs entitled “Authorized Employees and Contractors”.

V. PROPRIETARY RIGHTS AUDIT. Upon no less than ten (10) business days notice, Sabre shall have access to such portion of TRX’s records and premises to allow Sabre to determine whether TRX is substantially in compliance with this Exhibit and the section entitled “Non-Disclosure” of the Agreement. In no event shall audits be made hereunder more frequently than once per year. Such access shall be (a) during TRX’s regular business hours, (b) arranged so that, to the extent possible, TRX’s regular business activities are minimally disrupted, and (c) under the terms of an appropriate confidentiality agreement executed by the individual(s) conducting such audit. If Sabre determines, in good faith, after conducting such audit, TRX is not substantially in compliance with its obligations to protect Sabre’s proprietary rights, TRX shall pay the costs of such audit. Otherwise, Sabre shall pay the costs of such audit. Such payment will not preclude Sabre from exercising any right that it may have under the Agreement. TRX shall immediately correct any deficiencies discovered in the course of the audit.

VI. No Commingling of Technology. TRX SHALL ENSURE THAT THERE IS NO USE OF THE LICENSED SOFTWARE SOURCE CODE IN THE DESIGN AND DEVELOPMENT OF COMPETITIVE PRODUCTS. IN FURTHERANCE OF SUCH REQUIREMENT, TRX SHALL ENSURE THERE IS NO SHARING WITH SUCH DEVELOPMENT ON ANY OF THE FOLLOWING: (I) DESIGN DOCUMENTS OR SCHEMATICS SUPPLIED BY SABRE; (II) SOFTWARE SOURCE CODE OR OTHER CONFIDENTIAL INFORMATION; (III) ANY FACILITIES (INCLUDING, BUT NOT LIMITED TO, COMPUTER SYSTEMS AND NETWORK STORAGE DEVICES); OR (IV) PERSONNEL WITH ACCESS TO ANY OF (I)-(III) ABOVE. TRX SHALL ENSURE THAT ALL AUTHORIZED EMPLOYEES WHO HAVE HAD PREVIOUS ACCESS TO SOFTWARE SOURCE CODE WILL BE PRECLUDED FOR A PERIOD OF

TWELVE (12) MONTHS AFTER THEIR LATEST ACCESS TO SUCH SOFTWARE SOURCE CODE FROM BEING EMPLOYED IN ANY COMPETITIVE PRODUCT DEVELOPMENT BY OR FOR TRX.

VII. TRX’s Right to Have Third-Party Security Audits. From time to time TRX’s customers (or their authorized agents) undertake audits of the TRX hardware and software systems to determine the security of such systems. In the event such customers require access to the Sabre Highly Confidential Information, TRX shall ensure that such party’s are aware of the confidentiality requirements of this agreement and shall have such parties execute confidentiality agreement prior to such audit.

Exhibit C

Sublicense Restrictions

TRX will enter into license agreements with Sublicensees containing, among other things, terms legally sufficient to:

(i) grant only a non-exclusive, non-transferable right to access and use the System for Sublicensee’s internal operations only, via a service bureau or ASP format,

(ii) effectuate a license, not a transfer of ownership, of any intellectual property in the System and preserve all copyright notices and intellectual property rights notices of Sabre, and limit Sabre’s liability to the amount actually paid by such Sublicensee under the license agreement (with a waiver of indirect and consequential damages consistent with Article 11 of this Agreement),

(iii) authorize the Sublicensee to make copies of the locally installed portion of the System, if any, for (x) back-up purposes, and (y) to the extent necessary for the use expressly permitted in (i) above,

(iv) prohibit transfer by the Sublicensee of the License to any other party or disclosure, transfer or access by any third party,

(v) prohibit any export or re-export by such entity of the System without all necessary export licenses from the United States Government, and any other applicable jurisdiction,

(vi) prohibit reverse assembly, reverse compilation, reverse engineering or other translation of the System,

(vii) include the following statements or other legally sufficient and wholly comparable terms:

(x) the System is provided in part from a third party licensor. Sublicensee acknowledges that, the third party is an intended beneficiary of those provisions of the license agreement relating to warranty disclaimers and limitation of remedies.

(y) SUBLICENSEE DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE USE OF THE SOFTWARE, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(z) Sublicensee shall not disclose any Confidential Information provided under the license agreement, including without limitation, the System and associated documentation.

EXHIBIT D

Service Level Agreement

1.0	Definitions

Capitalized terms in this Attachment have the following meanings.

1.1 Error Report (“ER”) is the completed form that is used to report suspected code or documentation errors, and to request their correction.

1.2 ER Severity Levels are designations assigned by Sabre personnel to Errors to indicate the seriousness of the Error based on the impact that the Error has to TRX’s operation:

a. Severity 1 is a critical problem. TRX cannot use the application or there is a critical impact on the customer’s operations that requires immediate attention;

b. Severity 2 is a major problem. TRX can use the application, but an important function is not available or the customer’s operations are severely impacted;

c. Severity 3 is a minor problem. TRX can use the application with some functional restrictions, but it does not have a severe or critical impact on TRX’s operations; and

d. Severity 4 is a minor problem that is not significant to TRX operations. TRX may be able to circumvent the problem.

1.3 Error Correction Times are the objectives that Sabre seeks to achieve for resolution of errors and distribution of the correction to the TRX.

All severity items refer to the InfoCommand Parser only and only issues that are applicable to all Sabre customers of the parser will be addressed. Custom solutions involving the InfoCommand Parser will not be handled by Sabre. All issues reported by TRX will be logged into a Problem Management Record (PMR) and assigned one of the following severity ratings:

a. “Severity 1” requires attention until an emergency fix or bypass is developed and available for shipment to TRX. Sabre will promptly respond and work on the error until a fix, bypass or other resolution is completed. Sabre will endeavor to provide a status of efforts to resolve a Severity 1 error every eight (8) hours .

b. “Severity 2” will be resolved as quickly as reasonably possible in a non-emergency situation. These errors will be addressed in a reasonable time after any Severity 1 errors have been resolved;

c. “Severity 3” will be addressed with the next scheduled maintenance update; and

d. “Severity 4” will be addressed in subsequent maintenance updates.

Sabre agrees to use its commercially reasonable efforts to resolve Severity 1 and 2 Errors as promptly as possible.

1.4 Maintenance Level Service is the service provided when TRX identifies an Error.

a. Level 1 is the service provided in response to TRX’s initial phone call identifying an error.

b. Level 2 is the service provided to reproduce and attempt to correct the error or to find that Sabre cannot reproduce the error.

c. Level 3 is the service provided to isolate the error at the component level of the code. Sabre distributes the Error correction or circumvention or gives notice if no Error correction or circumvention is found.

1.8 Problem Determination is the process of determining whether a problem is being caused by hardware, software or documentation.

1.9 Problem Management Record (“PMR”) is a record created when a customer makes the initial support request. This record becomes a part of the Problem Management System database and records the essential information about the customer question or problem.

1.10 Problem Management System (“PMS”) is an internal Sabre system used to record data about the reported question or problem. The PMS will be used to provide management reports of the call activity, and the recording and tracking of all questions and problems to final resolution.

1.11 Problem Source Identification is the process of determining which software or documentation component is failing or attributing the failure to some external cause such as TRX error or no trouble found.

1.12 Response Time - Sabre will acknowledge receipt of all help desk inquiries within the same business day.

2.0	Maintenance and Support Responsibilities

The Maintenance and Support services provided hereunder will apply only to the Interface Parser module of the System, as delivered. All such services will be provided on a time and material basis in accordance with Section 4(c) of the Agreement.

2.1 Sabre will staff the help desk with trained technicians during its standard help desk hours, currently being Monday through Friday, 9 a.m. to 5 p.m. CST.

2.2 TRX will initiate requests for support by contacting Sabre. Sabre will perform the following maintenance Level 1 support responsibilities, as described below. Sabre will:

(a)	Create the PMR;

(b)	Obtain from TRX a description of the problem, and verify its severity;

(c)	Provide the available resolution if the problem if known;

(d)	If no resolution, pass the PMR to Level 2; and

(e)	Update the PMR, documenting Level 1 actions.

2.3 Sabre will perform the following Level 2 and Level 3 support responsibilities.

a.	Level 2. Sabre will:

(1)	Receive the PMR/ER from Level 1;

(2)	Analyze problem symptoms and gather additional data from the customer as required;

(3)	Recreate the problem on its systems;

(4)	Determine the cause of the Error;

(5)	Attempt a bypass or circumvention for Severity 1 and 2 problems;

(6)	If no resolution is available, and the problem appears to be a newly discovered code or documentation Error, create an ER record, which may be one and the same with the PMR.

(7)	Obtain additional information or materials TRX to support Level 3 Problem Determination, Problem Source Identification and problem resolution; and

(8)	Update the PMR, documenting Level 2 actions.

b.	Level 3. Sabre will:

(1)	Receive the ER/PMR and supporting documentation and materials;

(2)	Analyze the problem symptoms and diagnose the suspected error,

(3)	Notify Level 2 if additional information, materials or documentation required;

(4)	Attempt to recreate the problem, if required;

(5)	Assist Level 2 in attempting to develop a bypass or circumvention for Severity 1 and 2 problems;

(6)	Determine if error corrections are required to the application;

(7)	Provide error corrections to TRX;

(8)	Provide resolution to ERs according to the assigned ER Severity Level and the mutually agreed upon Sabre/TRX timetable;

(9)	Receive technical questions, and supporting documentation and materials;

(10)	Close out the problem record with TRX.

2.6 On an as-needed basis, as determined by Sabre, Sabre will provide an update to the application that incorporates all error corrections and any modifications and enhancements.

2.7 Sabre will maintain procedures to ensure that new Error corrections are compatible with previous Error corrections.

3.0	Failure to Meet Service Level Agreement

In the event Sabre fails to meet the terms of this Service Level Agreement, TRX shall be entitled, as its sole and exclusive remedy, to receive a discount of fifty percent (50%) off of the hourly rate charged by Sabre for the specific services in question.

DRAFT: as of Jan __ 2003		Sabre InfoCommand/TRX Project Plan

ID	Task Name	Resource _	Duration	Start	Finish	Actual Start	Actual Finish	Pred	Succ
1	Sabre InfoCommand/TRX Project		*	*	*	*	*	*	*
2	Begin Project		*	*	*	*	*	*	*
3	Gate 1 - Core InfoCommand License Agreement		*	*	*	*	*	*	*
4	Sales send License Agreement to TRX for signature	EMT	*	*	*	*	*	*	*
5	Receive signed License Agreement from TRX	MAG, EMT	*	*	*	*	*	*	*
6	Core InfoCommand License Agreement Signature Complete	MAG, EMT	*	*	*	*	*	*	*
7	TRX Payment Schedule for Core InfoCommand Product Components		*	*	*	*	*	*	*
8	First Payment - Due upon Contract signing	EMT	*	*	*	*	*	*	*
9	Second Payment - Due prior to delivery of product source c	EMT	*	*	*	*	*	*	*
10	Third Payment - Final Contract Payment	EMT	*	*	*	*	*	*	*
11	TRX Schedule for Payment Complete	EMT	*	*	*	*	*	*	*
12	Gate 1 Complete - approval to proceed to Gate 2	EMT, MAG	*	*	*	*	*	*	*
13	Gate 2-Activities at Sabre		*	*	*	*	*	*	*
14	Sabre - TRX InfoCommand Core Components Code Walk Through		*	*	*	*	*	*	*
15	Prepare Sabre Code Walk Through Agenda For Core Components (Travel Apps)	DAK	*	*	*	*	*	*	*
16	Give: Sabre Code Walk Through Agenda to TRX for review	LAD	*	*	*	*	*	*	*
17	Conduct Sabre Code Walk Through with TRX representative___	DAK	*	*	*	*	*	*	*
18	Give: TRX outline for source code delivery	LAD	*	*	*	*	*	*	*
19	Sabre TRX Code Walk Through Complete	LAD	*	*	*	*	*	*	*
20	Site Installation Plans (Sabre/TRX) Checklist		*	*	*	*	*	*	*
21	Prepare document Site Installation Plan	LAT, DAK	*	*	*	*	*	*	*
22	Give: TRX copy of Sabre Site Installation Plan	LAD	*	*	*	*	*	*	*
23	Get: Copy from TRX Site Installation Plan	LAD	*	*	*	*	*	*	*
24	Get: Agenda for TRX on site User and Technical trainin__	EMT, LAD	*	*	*	*	*	*	*
25	Site Installation Plans (Sabre/TRX) Complete	LAD	*	*	*	*	*	*	*
26	Training Documentation		*	*	*	*	*	*	*
27	Give: TRX training documentation	MAG	*	*	*	*	*	*	*
28	Training Documentation Complete	MAG	*	*	*	*	*	*	*
29	TRX System Requirements		*	*	*	*	*	*	*
30	Determine on site current configuration for replicate TA for interface	EMT	*	*	*	*	*	*	*
31	Order placed for TA/PCC for replicate Interface (TASK NOT REQUIRED)	EMT	*	*	*	*	*	*	*
32	TRX Site Requirements Complete	EMT	*	*	*	*	*	*	*

Project schedule is estimated and not guaranteed.

* CONFIDENTIAL TREATMENT REQUESTED

DRAFT: as of Jan __ 2003		Sabre InfoCommand/TRX Project Plan

ID	Task Name	Resource _	Duration	Start	Finish	Actual Start	Actual Finish	Pred	Succ
33	TRX Acquire Hardware/Software for Sabre on site Test		*	*	*	*	*	*	*
34	Give: Sabre provide TRX documentation for configuration for Unix Server	DAK	*	*	*	*	*	*	*
35	Give: Sabre provide TRX documentation for configuration for Web Server	DAK	*	*	*	*	*	*	*
36	Get: Notification of order placement and delivery for Unix Sun Server for Sabre Site	EMT, TRX	*	*	*	*	*	*	*
37	Get: Notification of order placement and delivery for Oracle 91 for Sabre Site Test	EMT, TRX	*	*	*	*	*	*	*
38	Get: Notification from TRX of Hardware/Software return method (TRX fully responsible for equipment and its return shipment)	EMT	*	*	*	*	*	*	*
39	TRX Acquire Hardware/Software for Sabre on site Test Complete	EMT	*	*	*	*	*	*	*
40	TRX On Site Hardware/Software		*	*	*	*	*	*	*
41	Get Notification of order placement and delivery TRX Site Unix Server	EMT, MAG	*	*	*	*	*	*	*
42	Get Notification of order placement and delivery TRX Site Web Server	EMT, MAG	*	*	*	*	*	*	*
43	TRX On Site Hardware/Software Complete	EMT, MAG	*	*	*	*	*	*	*
44	Sabre Lab Initial Setup		*	*	*	*	*	*	*
45	Obtain desktop and configure for Web Server	DAK	*	*	*	*	*	*	*
46	Get: Interface Messages from TRX (Sabre)	JEG	*	*	*	*	*	*	*
47	Prepare and document agenda for testing	DAK	*	*	*	*	*	*	*
48	Give: TRX Agenda for Sabre Site Test	DAK	*	*	*	*	*	*	*
49	Setup Lab for Sabre Site Test	DAK, LAT	*	*	*	*	*	*	*
50	Sabre Lab Initial Setup Complete	DAK	*	*	*	*	*	*	*
51	Sabre Site Test		*	*	*	*	*	*	*
52	TRX designated Resources onsite at Sabre for Site Test	LAD	*	*	*	*	*	*	*
53	Get: TRX Unix Server for Sabre Site Test	DAK	*	*	*	*	*	*	*
54	Get: Oracle 91 from TRX for Sabre Site Test	DAK	*	*	*	*	*	*	*
55	Conduct Sabre Site Test	DAK	*	*	*	*	*	*	*
56	Sabre document results Sabre Site Test	DAK	*	*	*	*	*	*	*
57	Give: TRX results from Sabre Site Test	LAD	*	*	*	*	*	*	*
58	Sabre Site Test Complete	DAK	*	*	*	*	*	*	*
59	Customer Acceptance Test Criteria		*	*	*	*	*	*	*
60	Give: Sabre provide Gap Analysis (TravelBase/infoCom	LAD	*	*	*	*	*	*	*
61	Get: TRX criteria for Customer Acceptance Test	EMT	*	*	*	*	*	*	*
62	Customer Acceptance Test Criteria Complete	EMT	*	*	*	*	*	*	*
63	Gate 2 Complete - approval to proceed to Gate 3	EMT, TRX	*	*	*	*	*	*	*

Project schedule is estimated and not guaranteed.

* CONFIDENTIAL TREATMENT REQUESTED

DRAFT: as of Jan __ 2003		Sabre lnfoCommand/TRX Project Plan

ID	Task Name	Resource _	Duration	Start	Finish	Actual Start	Actual Finish	Pred	Succ
64	Gate 3 - Activities at TRX		*	*	*	*	*	*	*
65	TRX Site Installation		*	*	*	*	*	*	*
66	Get Notification TRX site ready hardware and Sabre replicate interface	EMT, SOC	*	*	*	*	*	*	*
67	Get: Notification TRX ready for WorldSpan replicate inti____	EMT, SOC	*	*	*	*	*	*	*
68	Sabre arrives on site for installation	LAT, MAC	*	*	*	*	*	*	*
69	Sabre evaluate hardware/software configuration according to Installation Plan	DAK, LAT	*	*	*	*	*	*	*
70	Sabre install and configure InfoCommand database	LAT	*	*	*	*	*	*	*
71	Sabre install interface parser, configure and test connectivity on Sabre and WorldSpan	DAK	*	*	*	*	*	*	*
72	Sabre install InfoCommand Applications	DAK	*	*	*	*	*	*	*
73	Give: TRX begin parallel systems TravelBase &. InfoCommand	DAK	*	*	*	*	*	*	*
74	TRX Site Installation Complete	DAK, LAT	*	*	*	*	*	*	*
75	Data Conversion from TravelBase to InfoCommand		*	*	*	*	*	*	*
76	Get: TRX TravelBase Server to begin conversion process 5PM	LAT	*	*	*	*	*	*	*
77	Give: Return TRX TravelBase Server by 8AM	LAT	*	*	*	*	*	*	*
78	Sabre begin data conversion of 13 months TravelBase data	LAT	*	*	*	*	*	*	*
79	Data Conversion from TravelBase to InfoCommand Compete	LAD	*	*	*	*	*	*	*
80	TRX Site Training		*	*	*	*	*	*	*
81	Sabre conduct onsite Technical Training	LAT	*	*	*	*	*	*	*
82	Give: TRX source code turnover	DAK	*	*	*	*	*	*	*
83	Give: Support Contact Number for Interface Parsers	DAK	*	*	*	*	*	*	*
84	Sabre conduct onsite User Training	MAC	*	*	*	*	*	*	*
85	TRX Site Training Complete	LAD	*	*	*	*	*	*	*
86	TRX Customer Acceptance Test	TRX, EMT	*	*	*	*	*	*	*
87	Get: TRX Customer Acceptance Notification	TRX, EMT	*	*	*	*	*	*	*
88	TRX Customer Acceptance test Complete	TRX, EMT	*	*	*	*	*	*	*
89	Gate 3 - Activities at TRX Complete	EMT, TRX	*	*	*	*	*	*	*
90	Sabre Billing Other Charges		*	*	*	*	*	*	*
91	Consulting/Installation Charges		*	*	*	*	*	*	*
92	Determine Consulting/Installation charges	LAD	*	*	*	*	*	*	*
93	Generate & send Invoice to TRX for Consulting/Installation ___	EMT	*	*	*	*	*	*	*
94	Sabre Receive Payment from TRX for Consulting/Installation	EMT	*	*	*	*	*	*	*
95	Sabre Billing Consulting/Installation Complete	EMT	*	*	*	*	*	*	*

Project schedule is estimated and not guaranteed.

* CONFIDENTIAL TREATMENT REQUESTED

DRAFT: as of Jan __ 2003		Sabre InfoCommand/TRX Project Plan

ID	Task Name	Resource _	Duration	Start	Finish	Actual Start	Actual Finish	Pred	Succ
96	Annual Maintenance Charges		*	*	*	*	*	*	*
97	Give: Sales Notification to kick off Annual Maintenance Billing to TRX	EMT	*	*	*	*	*	*	*
98	Get: Receive Annual Maintenance Fee from TRX	EMT	*	*	*	*	*	*	*
99	Annual Maintenance Charges Complete	EMT	*	*	*	*	*	*	*
100	Project Ends		*	*	*	*	*	*	*
101	Sabre InfoCommand/TRX Project COMPLETE		*	*	*	*	*	*	*

Project schedule is estimated and not guaranteed.

* CONFIDENTIAL TREATMENT REQUESTED